Exhibit 21.1

SUBSIDIARIES OF ORUKA THERAPEUTICS, INC.

Legal Name	Jurisdiction of Organization
Oruka Therapeutics Operating Company, LLC	Delaware
Oruka Therapeutics Australia Pty Ltd	Australia